Filed Pursuant to Rule 433
Dated April 4, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	April 4, 2007
Settlement Date (Original Issue Date):	April 10, 2007
Maturity Date:	April 10, 2012
Principal Amount:	US $2,000,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.150%
All-in Price:	99.850%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US $1,997,000,000
Interest Rate Basis:	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.12%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each April 10, July 10, October 10 and January 10 of each year, commencing July 10, 2007 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

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Filed Pursuant to Rule 433
Dated April 4, 2007
Registration Statement: No. 333-132807

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G2M5
ISIN:	36962G2M58
Common Code:	TBD

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes.

Institution Commitment

Lead Managers:

Credit Suisse Securities (USA) LLC $ 600,000,000

Lehman Brothers Inc. $ 600,000,000

Morgan Stanley& Co. Incorporated $ 600,000,000

Co-Managers:

Blaylock & Company, Inc. $ 60,000,000

Utendahl Capital Partners, L.P. $ 60,000,000

The Williams Capital Group, L.P. $ 40,000,000

Samuel A. Ramirez & Co., Inc. $ 40,000,000

Total $2,000,000,000

Lehman Brothers Inc. will assume the risk of an unsold allotment that would otherwise be purchased by Utendahl Capital Partners, L.P.

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Filed Pursuant to Rule 433
Dated April 4, 2007
Registration Statement: No. 333-132807

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Lehman Brothers Inc. at 1-888-603-5847, Morgan Stanley & Co. Incorporated at 1-866-718-1649 or Investor Communications of the Issuer at 1-203-357-3950.